Exhibit 10.18

Execution Version

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of this 22nd day of May, 2020 (the “Effective Date”) by and between Qualigen Therapeutics, Inc. (formerly known as Ritter Pharmaceuticals, Inc.), at 2042 Corte Del Nogal, Carlsbad, California 92011 (the “Company”), and Stonehenge Partners, LLC, at 2800 W. Oxnard St. # 250, Woodland Hills, CA 91367 (“Consultant”). Company and the Consultant are collectively referred to herein as the “Parties.”

TERMS AND CONDITIONS

1. Services. Consultant shall perform the services (“Services”) described in the Statement of Work attached hereto as Exhibit A, and any subsequent Statement of Work mutually agreed upon by the Parties in writing in the form attached hereto as Exhibit A and signed by authorized representatives of each Party (each, a “Statement of Work”).

2. Fees; Invoices; Payment. In consideration for the performance of the Services by Consultant, Company agrees to pay Consultant for Services rendered as stipulated in the applicable Statement of Work. Consultant shall submit invoices upon achievement of milestones as set forth in the applicable Statement of Work. The invoices will be paid within 14 days following receipt of invoice, absent any unresolved contract or billing issues.

3. Effective Date; Term. This Agreement shall be effective as of the Effective Date, and shall end 6-months from the Effective Date, unless extended by mutual written agreement signed by both parties – all subject to Section 8.

4. Nature of Engagement.

a.	Independent Contractor. It is the express intention of the parties that Consultant (and its personnel) provides services as an independent contractor and not an employee, agent, joint venture or partner of Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing any relationship to the contrary. Both Parties acknowledge that Consultant is not an employee for federal and state tax purposes. Company shall not have the right to direct or control the means, manner, or details by which Consultant accomplishes the Services, nor will Company instruct Consultant as to when, where, or how the order of tasks are to be performed, subject to the agreed upon details in the Statement of Work attached hereto and all reasonable deadlines set by Company. The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services, subject to the agreed upon details in the Statement of Work attached. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant reserves the right to decline a proposed project at any time. The Consultant is not required to attend meetings at the Company, or make on-site visits to the Company. At the option of Company, Consultant may be required to execute other documents evidencing compliance with Consultant’s tax obligations related to this Agreement, including without limitation, a federal Form W-9 and any other tax and/or work eligibility documentation required for Company to remit payment. Consultant shall retain the right to perform services for others during the term of this Agreement.

b.	State and Federal Taxes. Consultant is responsible for paying all required state and federal taxes and insurance for itself and its personnel. In particular:

●	Company will not withhold FICA (social security) and Medicare taxes from Consultant’s payments.

●	Company will not make state or federal unemployment contributions on behalf of Consultant or its personnel.

●	Company will not obtain workers’ compensation insurance on behalf of Consultant or its personnel.

●	Company will not withhold state or federal income tax from payments made to Consultant.

●	Company will not make disability insurance contributions on behalf of Consultant or its personnel.

5. Proprietary Information. “Proprietary Information” shall mean all information and materials that relate to the business of Company, its parents, subsidiaries, affiliates, and/or any of their donors, users, viewers, licensors, licensees and distributors, in any form and whether or not labeled or identified as confidential or proprietary, including but not limited to, (a) information about actual or potential investees or grantees; (b) financial and other information about costs, revenue, profits or forecasts; (c) information regarding business strategy, marketing or methods of operation; (d) personnel files and information about compensation and benefits; (e) third party information or materials that Company or its parents, subsidiaries or affiliates agree to hold in confidence; and (f) technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, written works, and designs. Proprietary Information shall not include: (i) information or materials that are or become generally known to the public through lawful means and through no fault of Consultant or its personnel; or (ii) information or materials known to Consultant without confidentiality restrictions prior to the initial disclosure by Company.

6. Confidentiality. At all times, both during the term of this Agreement and thereafter in perpetuity, Consultant shall keep and hold all Proprietary Information and IP (as defined below) in strict confidence and trust, and will not disclose any such Proprietary Information to any third party whatsoever without the prior written consent of Company, except to Consultant’s legal counsel or if required by court order from a court of competent jurisdiction, provided that Consultant shall first notify Company such that Company has an opportunity to object to such court order. Consultant will not use any such Proprietary Information except as may be necessary in order to perform Consultant’s Services under this Agreement. Consultant agrees to notify Company of any unauthorized release or use of Proprietary Information. Consultant agrees to require its personnel to abide by this Section 6, as if it applied directly to such personnel.

Notwithstanding the foregoing, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if Consultant: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7. Ownership; Assignment. All inventions, improvements, designs, works of authorship, formulas, processes, methods, software, databases, trade secrets, know-how and ideas, and any other results or proceeds of Consultant’s services for Company made, conceived, developed, created or incorporated by Consultant, either alone or jointly with others, in connection with the services provided under this Agreement or otherwise related to the Proprietary Information whether or not patentable, copyrightable or protectable as trade secrets, and all patents, copyright rights, trade secret rights and other intellectual property rights related thereto (“IP”) shall be and remain the sole property of Company and its assigns in perpetuity, and Consultant hereby assigns and agrees to assign all right, title and interest in and to such IP to Company and its assigns. Consultant irrevocably assigns and agrees to assign to the Company, in each case without additional consideration, all right, title, and interest throughout the world in and to these materials, including all intellectual property rights and unrestricted copyright. Consultant agrees to waive and not to assert any and all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like to all IP. Consultant agrees to require its personnel to abide by this Section 7, as if it applied directly to such personnel.

8. Termination. The Company agrees to engage Consultant for an initial period of six months starting on the Effective Date. After this initial six-month period, the Company may terminate the engagement at any time by providing written notice to Consultant. During this initial six-month period, as well as during any continued engagement thereafter, Consultant may terminate the engagement at any time by providing written notice to the Company. Upon termination of this Agreement for any reason, Consultant agrees to promptly deliver to Company all documents and materials whatsoever and in whatever form, whether hard copy and/or digital, containing any Proprietary Information or IP whatsoever or otherwise pertaining to Consultant’s services, and any other documents, materials or property furnished by Company to Consultant. Upon the termination of this Agreement, Consultant shall immediately cease performing any services under this Agreement.

9. Compliance with Laws. Consultant agrees to comply with all applicable laws and regulations during the term of this Agreement.

10. Relationship of the Parties. Neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts wholly performed therein (regardless of where actually performed) without regard to principles of conflicts of laws.

12. Indemnification. Consultant agrees to indemnify and hold harmless the Company against any liability, damages, loss or expense (including reasonable attorney fees and expenses of litigation) arising out of claims brought by a third party based on or related to the actions of Consultant in the performance of this Agreement or any Services performed or products developed or made under this Agreement, but only to the extent arising from the gross negligence or intentionally wrongful acts of Consultant. Except for liabilities arising from the gross negligence or intentionally wrongful acts of Consultant or its personnel, any liability whatsoever of Consultant hereunder or otherwise relating to or arising out of performance of the Services will be limited in the aggregate to the fees and charges paid hereunder by the Company to Consultant (but not including Expenses) with respect to such Services.

13. Notice. All notices, requests, demands and other communications under this Agreement must be in writing and given by personal delivery, sent by trackable U.S. mail or FedEx or email, addressed to the party for which it is intended at its address set forth on the first page of this Agreement (or such other address as such party may later designate) and shall be effective upon receipt.

14. Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any past, subsequent or contemporaneous breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

15. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent lawfully possible so as to affect the intent of the parties, and the remainder of this Agreement shall remain in full force and effect.

16. Captions; Interpretation. All captions and headings in this Agreement are for the purposes of reference and convenience only, and shall not limit or expand the provisions of this Agreement. This Agreement shall be deemed to have been drafted by all parties and, in the event of a dispute, no party hereto shall be entitled to claim that any provision should be construed against any other party by reason of the fact that it was drafted by one particular party.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed original, and together which shall constitute one in the same instrument. Electronically transmitted counterparts shall be deemed originals for all purposes.

18. Entire Agreement; Amendments. This Agreement (including the Statement of Work) constitutes the entire agreement with respect to the subject matter hereof, and shall supersede any prior or contemporaneous oral or written agreements, understandings or communications or past courses of dealing between Company and Consultant with respect to the subject matter hereof. This Agreement may not be amended or modified, except in a writing signed by duly authorized representatives of both parties.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties or authorized representatives thereof have duly executed this Consulting Agreement as of the Effective Date.

QUALIGEN THERAPEUTICS, INC.:

By:	/s/ Michael Poirier
An Authorized Signatory

STONEHENGE PARTNERS, LLC:

By:	/s/ Andrew J. Ritter
Andrew J. Ritter

EXHIBIT A

STATEMENT OF WORK

This Statement of Work is by and between Qualigen Therapeutics, Inc. (the “Company”), and Stonehenge Partners, LLC (“Consultant”). This Statement of Work is subject to all terms and conditions of the Consulting Agreement (“Agreement”) between Company and Consultant to which this Statement of Work is attached.

SERVICES DESCRIPTION	Consultant shall provide support to the Company’s CEO as reasonably requested. Consultant will help support public market activities such as: investor relations, strategy, messaging and contacts, assisting in financing strategy, introductions to bankers, analysts among others.
PRICING/PAYMENT	●	Consultant will commit to at least 10 hours of work a week and will be paid a flat fee of $11,000 a month for this 10 hours of work a week.
	●	Consultant will bill the Company at a rate of $275 an hour for any hours providing services to the Company above and beyond this 10 hours per week, but only to the extent such additional hours have been expressly requested in writing by the Company.
EXPIRATION	Expiration or termination of services under this Statement of Work does not affect the continuity of services under any other Statement of Work. Further, expiration or termination of services under this Statement of Work does not alter the terms of the Contingent Value Rights Agreement, which remains in full force and effect in accordance with its own terms.

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